Exhibit 4(d)

THIRD AMENDMENT TO
THE NEOPROBE CORPORATION 401(k) PLAN

Background Information

A.	Neoprobe Corporation (the “Company”) maintains the Neoprobe Corporation 401(k) Plan, effective January 1, 2005 (the “Plan”).

B.
The Company desires to amend the Plan to (1) change the Plan Trustee to AST  Capital Trust Company of Delaware (“AST”), (2) amend certain Plan provisions to reflect changes to the trust provisions of the Plan, (3) provide for a separate Trust agreement with AST, (4) reflect administrative practices regarding the calculation of matching contributions, (5) incorporate the ability to charge expenses to Plan participants’ directed accounts, and (6) add an automatic enrollment feature to the Plan.

C.	The Company has the power to amend and modify the Plan pursuant to Section 13.01 of the Plan.

Plan Amendments

1.	Effective June 1, 2007, Section 2.76 of the Plan is amended by the addition of the following as the second sentence of the section:

“Effective June 1, 2007, the Trust provisions are generally set forth in a separate Trust agreement entered into by and between the Company and AST Capital Trust Company of Delaware, Trustee.”

2.	Effective June 1, 2007, Section 2.77 is amended by the addition of a second paragraph, as set forth below:

“Notwithstanding any other provision of this Plan, effective June 1, 2007, Trustee shall mean AST Capital Trust Company of Delaware.”

3.	Effective June 1, 2007, the third paragraph of Section 4.02 is amended and restated in its entirety, as set forth below:

“Matching Contributions shall be made by the Employer and allocated to the Matching Contribution Account of a Participant provided, however, such Matching Contributions shall be made no later than the time prescribed by law for filing the Employer’s Federal income tax return (including extensions) for the taxable year with respect to which the Matching Contributions are made.”

4.	Effective June 1, 2007, the first paragraph of Section 5.02(a) of the Plan is amended and restated in its entirety, as set forth below:

“Amount.  The Employer shall automatically deduct and withhold from such Participant’s Compensation each payroll period five percent (5%) of such Employee’s Compensation and contribute such amount to the Trust Fund on a before-tax basis, subject to the limitation of Section 5.04.  Notwithstanding the foregoing, the Participant may execute a Contribution Agreement authorizing the Employer to deduct and withhold from such Employee’s Compensation a different percentage of such Compensation (including a zero Elective Deferral amount) and contribute such amount to the Trust Fund on a before-tax basis, subject to the limitation of Section 5.04.  The Participant may also make a special salary deferral election of 100% of any bonus.  Elective Deferral Contributions shall be held in a Participant’s Elective Deferral Account and shall be fully vested and non-forfeitable at all times.  Prior to the time an automatic Elective Deferral election first goes into effect, a Participant must receive written notice concerning the effect of the automatic Elective Deferral election and his/her right to elect a different level of Elective Deferral under the Plan, including the right to elect not to defer.  After receiving the notice, a Participant must have a reasonable time to enter into a new Contribution Agreement before any automatic Elective Deferral election goes into effect.”

5.	Effective June 1, 2007, Section 10.01(c) is amended and restated in its entirety as set forth below:

“As directed by the Company, the Trustee shall have the sole responsibility of management of the assets held under the Trust, except those assets, the management of which has been assigned to an Investment Manager, if any, who shall be solely responsible for the management of the assets assigned to it, all as specifically provided in the Plan.”

6.	Effective June 1, 2007, Section 11.01 is amended and restated in its entirety as set forth below:

“11.01 Basic Responsibilities.

The Trustee shall have the following categories of responsibilities:

(a)            Consistent with the funding policy and method determined by the Company, and as directed by the Company, to invest (subject to Participant direction of investment), manage, and control the Plan assets subject, however, to the direction of any Investment Manager appointed to manage all or a portion of the assets of the Plan;

(b)            At the direction of the Administrator, to pay benefits required under the Plan to be paid to Participants, or, in the event of their death, to their beneficiaries;

(c)            To maintain records of receipts and disbursements and furnish to the Employer, and/or Administrator, for each Fiscal Year a written annual report pursuant to Section 11.10.”

7.	Effective June 1, 2007, Section 11.02 is amended and restated in its entirety as set forth below:

“11.02 Investment Powers and Duties.

(a)            The Trustee, as directed by the Company, shall invest and reinvest the Trust Fund to keep the Trust Fund invested without distinction between principal and income and in such securities or property, real or personal, wherever situated, as the Company shall deem advisable, including, but not limited to, stocks, common or preferred, bonds and mortgages, mutual funds, common trust funds including common trust funds and collective funds of the Trustee and/or any of its affiliates or other fiduciary and/or any of its affiliates, collective investment funds, and group annuity or deposit administration contracts and other evidences of indebtedness or ownership, and real estate or any interest therein.  The Company shall at all times in directing the Trustee to make investments of the Trust Fund consider, among other factors, the short and long-term financial needs of the Plan.  Such investments shall not be restricted to securities or other property of the character expressly authorized by the applicable law for trust investments; however, the Company in making investment decisions and in directing the Trustee shall give due regard to any limitations imposed by the Code or ERISA so that at all times the Plan may qualify as a qualified 401(k) profit sharing plan and trust.

By way of illustration but not limitation, the Company may direct the Trustee to invest the funds of the Trust in such securities and properties as the Company may determine and shall not be restricted by any applicable laws prescribing forms of property which may be held or acquired by a Trustee.

The Trustee, as directed by the Company, may purchase Qualifying Employer Securities or Qualifying Employer Real Property from the Employer or from any other source.  All such purchases must be made at fair market values.

(b)            The Trustee, as directed by the Company, may employ a bank or trust company pursuant to the terms of its usual and customary bank agency agreement, under which the duties of such bank or trust company shall be of a custodial, clerical and recordkeeping nature.

(c)            Reserved.”

8.	Effective June 1, 2007, Section 11.03 is amended and restated in its entirety as set forth below:

“11.03 Participant Direction.

Each Participant (and any Employee who rolls an Eligible Rollover Distribution into this Plan if pursuant to Section 11.05(a) an Employee is eligible to make an Eligible Rollover Distribution into this Plan) may elect to direct the investment of his Account in any of the alternative investment funds established by the Trustee, as directed by the Company, as part of the overall Trust Fund.

Provided, however, a Participant may only elect to direct investment with respect to his Elective Deferral Account.

A Participant may elect to direct investments with respect to all current or future contributions or with respect to his accumulated balance.  If the Participant does not provide direction on the investment of the Account (or a portion of the Account), the Trustee, as directed by the Company, will invest it as it has been directed and as is determined by the Company under the funding policy of the Plan, until such time as the Participant elects to direct the investment of his Account or portion thereof.

A Participant must submit written instructions to the Company for every change in selection of investment options.

All charges and fees related to an individual Participant’s investment activities may be charged to the Participant’s Account as set forth in Section 11.09.

The Participant may change investment selection daily.

If a Participant has elected to direct the investment of his Account and a tender offer is made for any shares of stock held in the Participant’s Account, the Participant shall make the decision as to whether to tender the shares by submitting timely written instructions to the Trustee.”

9.	Effective June 1, 2007, Section 11.07 of the Plan is amended and restated in its entirety, as set forth below:

“11.07 Other Powers.

The Trustee, shall have the powers and authorities described in the Trust agreement provided for in Section 2.76 of this Plan all as are generally described below:

(a)            As directed by the Company, purchase, or subscribe for, any securities or other property and to retain the same.  In conjunction with the purchase of securities, margin accounts may be opened and utilized;

(b)            As directed by the Company, to sell, exchange, convey, transfer, grant options to purchase, or otherwise dispose of any securities or other property held by the Trustee, by private contract or at public auction.  No person dealing with the Trustee shall be bound to see to the application of the purchase money or to inquire into the validity, expediency, or propriety of any such sale or other disposition, with or without advertisement;

(c)            As directed by the Company, to vote upon any stocks, bonds, or other securities; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription rights or other options, and to make any payments incidental thereto; to oppose, or to consent to, or otherwise participate in, corporate reorganizations or other changes affecting corporate securities, and to delegate discretionary powers, and to pay any assessments or charges in connection therewith; and generally to exercise any of the powers of an owner with respect to stocks, bonds, securities, or other property all as directed by the Company;

 (d)            To keep such portion of the Trust Fund in cash or cash balances as the Trustee may, from time to time, deem to be in the best interests of the Plan, without liability for interest thereon;

 (e)            As directed by the Company, to accept and retain for such time as the Trustee may deem advisable any securities or other property received or acquired as Trustee hereunder, whether or not such securities or other property would normally be purchased as investments hereunder;

(f)            As directed by the Company, to make, execute, acknowledge, and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted;

(g)            As directed by the Company, to settle, compromise, or submit to arbitration any claims, debts, or damages due or owing to or from the Plan, to commence or defend suits or legal or administrative proceedings, and to represent the Plan in all suits and legal and administrative proceedings;

(h)            As directed by the Company, to employ suitable agents and counsel and to pay their reasonable expenses and compensation, and such agent or counsel may or may not be agent or counsel for the Employer.  Notwithstanding the foregoing sentence, the Trustee, in its discretion and upon written prior notice to the Company, may engage such attorneys, investment advisors, subcustodians, accountants and such other advisors, including the services of the custodian as described below, and, anything contained herein to the contrary notwithstanding, to engage in such legal or administrative proceedings as are deemed reasonably required in connection with the administration of the Trust, and to compensate any persons so engaged at such wages, fees, remuneration, consideration or otherwise, and upon such terms and conditions as the Trustee shall deem reasonable under the circumstances.  The Trustee, in its discretion, may engage a custodian to perform certain duties and responsibilities, including custodial duties, record maintenance and the production of statements on the investments held by the custodian.

(i)            To cause any securities or other property held as part of the Trust Fund to be registered in the Trustee’s own name or in the name of one or more of its nominees, including a custodian as custodian for the Trustee, and to hold any investments in bearer form, or to hold any investment unregistered or in such form that either will pass by delivery, provided, however, that the books and records of the Trustee shall at all times show that all such investments are part of the Trust Fund;

 (j)            As directed by the Company, to apply for and procure from responsible insurance companies, to be selected by the Company, either for the general benefit of the Trust Fund or for the particular benefit of a particular Participant, as an investment of the Trust Fund such annuity, or other Contracts (on the life of any Participant) as the Company shall deem proper; to exercise, at any time or from time to time, any and all rights, options and privileges of an absolute owner which may be granted under such annuity, or other Contracts; to collect, receive, and settle for the proceeds of all such annuity or other Contracts as and when entitled to do so under the provisions thereof;

(k)            As directed by the Company, to invest funds of the Trust in time deposits or savings accounts bearing a reasonable rate of interest in the Trustee’s bank;

(l)            As directed by the Company, to invest in Treasury Bills and other forms of United States government obligations;

(m)            As directed by the Company, to sell, purchase and acquire put or call options if the options are traded on and purchased through a national securities exchange registered under the Securities Act of 1934, as amended, or, if the options are not traded on a national securities exchange, are guaranteed by a member firm of the New York Stock Exchange;

(n)            As directed by the Company, to deposit monies in federally insured savings accounts or certificates of deposit in banks or savings and loan associations;

(o)            As directed by the Company, to pool all or any of the Trust Fund, from time to time, with assets belonging to any other qualified employee pension benefit trust created by the Employer or an affiliated company of the Employer, and to commingle such assets and make joint or common investments and carry joint accounts on behalf of this Plan and such other trust or trusts, allocating undivided shares or interests in such investments or accounts or any pooled assets of the two or more trusts in accordance with their respective interests.”

10.	Effective June 1, 2007, Section 11.08 of the Plan is amended and restated in its entirety, as set forth below:

“11.08 Duties Regarding Contributions and Payments.

At the direction of the Administrator, the Trustee shall, from time to time, in accordance with the terms of the Plan:  (a) accept contributions to Plan, including but not limited to, contributions by the Employer; the Trustee is not obligated to collect any contributions from the Employer or to see that such funds are deposited according to the provisions of the Plan; and (b) make payments out of the Trust Fund as directed by the Company; except as otherwise provided herein, the Trustee shall not be responsible in any way for the application of such payments.  Any distributions made from the Trust shall be in cash, securities, or other property as the Company shall determine.  If payment is in securities, the securities to be used in making such payment shall be those which the Administrator shall in his sole discretion determine, and such securities shall be valued for the purpose of such payment at the value thereof as of the date of such payment.”

11.	Effective June 1, 2007, Section 11.09 of the Plan is amended and restated in its entirety, as set forth below:

“11.09 Trustee’s Compensation and Expenses and Taxes.

The Trustee shall be paid such reasonable compensation as shall from time to time be agreed upon in writing by the Company and the Trustee under the terms of the Trust agreement as provided for in Section 2.76 of this Plan.

All expense of administration may be paid out of the Trust Fund unless such expenses are paid by the Employer.  Such expenses shall include any expenses incident to the functioning of the Administrator, or any person or persons retained or appointed by any Named Fiduciary incident to the exercise of their duties under the Plan, including, but not limited to, fees of accountants, counsel, Investment Managers, agents (including nonfiduciary agents) appointed for the purpose of assisting the Administrator or the Trustee in carrying out the instructions of Participants as to the directed investment of their accounts, and other specialists and their agents, and other costs of administering the Plan.  Additionally, expenses which are directly attributable to a specific Participant shall be charged directly against the Participant’s Account.  Such expenses include but are not limited to a loan, to a hardship distribution or to the bankruptcy of a Participant.  Until paid, any and all expenses shall constitute a liability of the Trust Fund.”

12.	Effective June 1, 2007, Section 11.10 of the Plan is amended and restated in its entirety, as set forth below:

“11.10 Annual Report.

“The Trustee shall furnish to the Company a written statement of account as set forth in the Trust agreement as provided for in Section 2.76 of the Plan.”

13.	Effective June 1, 2007, Section 11.12 of the Plan is amended and restated in its entirety, as set forth below:

“11.12 Apportionment, Resignation, Removal and Succession of Trustee.

The appointment, resignation, removal and succession of Trustee provisions are set forth under the terms of the Trust agreement as provided for in Section 2.76 of the Plan.”

14.	Effective June 1, 2007, Section 11.13 of the Plan is amended and restated in its entirety, as set forth below:

“11.13 Liability of Trustee.

The liability and indemnification of the Trustee is as set forth under the terms of the Trust agreement as provided for in Section 2.76 of the Plan.”

The remainder of the Plan remains unchanged.

This amendment has been executed on this 4th day of  April, 2007.

COMPANY:

Neoprobe Corporation

By:	/s/ Brent L. Larson

Its:	VP/Finance CFO